Exhibit 12

Statement Re: Computation of ratio of earnings to fixed charges

	Historical					Proforma Year Ended December 31,	Historical		Proforma Three Months Ended March 31,
	Year Ended December 31,						Three Months Ended March 31,
	1999	2000	2001	2002	2003	2003	2003	2004	2004
Consolidated pretax loss from continuing operations	$(26,648)	$(82,621)	$(109,813)	$(591,531)	$(159,991)	$(151,098)	$(58,395)	$(28,296)	$(23,447)
Share of distributed income of 50%-or-less-owned affiliates net of equity pick-up	210	(384)	129	378	(153)	(153)	(135)	424	424
Interest expense	6,329	3,750	5,670	31,420	42,797	68,135	9,663	11,464	18,131
Interest portion of rental expense	1,606	5,584	8,263	19,147	22,268	22,268	5,747	5,455	5,455
Net amortization of debt discount and premium and issuance expense	5,284	30,943	35,028	42,777	49,658	15,427	11,650	13,372	3,856

Earnings	$(13,219)	$(42,728)	$(60,723)	$(497,809)	$(45,421)	$(45,421)	$(31,470)	$4,419	$4,419

Interest expense	6,329	3,750	5,670	31,420	42,797	68,135	9,663	11,464	18,131
Interest portion of rental expense	1,606	5,584	8,263	19,147	22,268	22,268	5,747	5,455	5,455
Net amortization of debt discount and premium and issuance expense	5,284	30,943	35,028	42,777	49,658	15,427	11,650	13,372	3,856

Fixed Charges	$13,219	$40,277	$48,961	$93,344	$114,723	$105,830	$27,060	$30,291	$27,442

Ratio of Earnings to Fixed Charges	—	—	—	—	—	—	—	—	—

Coverage deficiency ($ millions)	$(26,438)	$(83,005)	$(109,684)	$(591,153)	$(160,144)	$(151,251)	$(58,530)	$(25,872)	$(23,023)